                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

--------------------------------------------------------------------------------

                          BRUNSWICK TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           MAY 13, 1998 -- 10:00 A.M.

     You are hereby notified that the Annual Meeting of Stockholders of Brunswick Technologies, Inc. will be held on May 13, 1998, at 10:00 A.M., at the Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine, 04106, to consider and act upon the following matters:

     1. To elect the members of the Board of Directors;

     2. To ratify the action of the Board of Directors in selecting Coopers & Lybrand L.L.P. as independent accountants for the Company; and

     3. To transact such other business as may properly come before the meeting.

     If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the envelope provided to: Boston EquiServe, L.P., 150 Royall Street, Mail Stop 45-02-62, Canton, Massachusetts 02021.

     Only stockholders of record on the books of the Company at the close of business on March 20, 1998 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            DANIEL G. MCKAY, Clerk

Dated: April 16, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING.

                          BRUNSWICK TECHNOLOGIES, INC.
                               EXECUTIVE OFFICES:
                               43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about April 16, 1998. The accompanying proxy is solicited by the Board of Directors of Brunswick Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 13, 1998, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation. The Company has also retained Corporate Investor Communications, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies, at a cost of approximately $2,500, plus reimbursement of reasonable out-of-pocket expenses.

     When a proxy card is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without specifying choices, the shares will be voted 'FOR' proposals 1 and 2 and at the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by written notice to the Company, by oral notice to the Clerk at the meeting or by submitting a later dated proxy.

     The Board of Directors of the Company (also referred to herein as the "Board") has fixed the close of business on March 20, 1998 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 5,152,113 shares of the Company's common stock, $0.0001 par value (the "Common Stock") issued and outstanding, each of which is entitled to one vote. The holders of Common Stock do not have cumulative voting rights.

                               QUORUM AND VOTING

     The presence in person or by proxy at the annual meeting of holders of one-half (1/2) of the Common Stock issued and outstanding is required for a quorum. Therefore, holders of not less than 2,562,557 shares of Common Stock must be present in person or by proxy for there to be a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the ratification of the accountants, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

     Assuming the presence of a quorum, directors of the Company are elected by majority vote of the shares of Common Stock present in person or by proxy and voting in the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company.

     Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The uncontested election of directors and the ratification of independent accountants are "routine" matters for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," none of which is currently on the agenda for this meeting of the Company's stockholders, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter, that action is called a "broker non-vote" as to that matter. "Broker non-votes" are not counted in determining the number of votes cast with respect to the matter. If a broker submits a proxy but does not indicate a specific choice on a "routine" matter, the shares will be voted as specified in the proxy card. At this meeting of the Company's stockholders, shares represented by such a proxy card would be voted for the election of the director nominees and for ratification of the independent accountants.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors currently consists of seven members, with the terms of all of the directors expiring at each annual meeting of stockholders and until his successor has been duly elected and qualified.

     The term of the current Board of Directors, currently consisting of Martin
S. Grimnes, William M. Dubay, David M. Coit, Donald R. Hughes, Max G. Pitcher, David E. Sharpe and Peter N. Walmsley, expires at the 1998 annual meeting. It is proposed that these directors be elected to serve another term. Unless otherwise instructed in the proxy, all proxies will be voted to elect these same directors to another one-year term expiring at the 1999 annual meeting, with each such director to hold office until his successor has been duly elected and qualified. The Company does not contemplate that any of these directors will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' THE ELECTION OF MESSRS. GRIMNES, DUBAY, COIT, HUGHES, PITCHER, SHARPE AND WALMSLEY.

     The following table and narrative sets forth information regarding the principal occupations, other affiliations, committee memberships and ages of the nominees and directors of the Company continuing in office.

                                                                POSITION                      DIRECTOR
                NAME                   AGE                    WITH COMPANY                      SINCE
                ----                   ---                    ------------                    --------
NOMINEES FOR ELECTION:
  Martin S. Grimnes..................  50   Chairman of the Board, Chief Executive Officer      1984
                                             and Director
  William M. Dubay(1)................  47   President, Chief Operating Officer and Director     1997
  David M. Coit......................  50   Director                                            1987
  Donald R. Hughes(1)(2).............  68   Director                                            1997
  Max G. Pitcher(1)(2)...............  62   Director                                            1997
  David E. Sharpe(2).................  55   Director                                            1993
  Peter N. Walmsley..................  62   Director                                            1991

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     MARTIN S. GRIMNES is the founder of the Company and since the Company's inception in 1984, has served as a director and between 1984 and 1987 as President and Treasurer. Mr. Grimnes has been Chief Executive Officer since the Company's inception and Chairman of the Board since 1987. Mr. Grimnes has a textile engineering degree from the Technische Akademie e.V. in Hohenstein, Germany and a B.S. in Industrial Management from the University of Vermont. Prior to founding the Company, he was export manager for W.S. Libbey Co. of Lewiston, Maine, an industrial and decorative textile manufacturer (1980 --
1984) and General Manager of Sandvika Veveri A/S of Oslo, Norway, a decorative textile manufacturer (1974 -- 1980).

     WILLIAM M. DUBAY has been employed by the Company since May 1989, has served as President and Chief Operating Officer since November 1991, and has been a director since the completion of the Company's initial public offering in February, 1997. Mr. Dubay received a B.A. in Business Education from Thomas College in Waterville, Maine. Prior to his employment by the Company, he was Manager of Provider Services for Blue Cross/Blue Shield of Maine (November 1987 through April 1989) and from June 1981 through August 1987 was employed by Sabre Yachts in South Casco, Maine, a nationally known manufacturer of premium quality sailing yachts, where he earned successive promotions to Senior Manager, Manufacturing.

     DAVID M. COIT has been, since 1986, President of North Atlantic Capital Corporation, a venture capital management company which manages three venture capital funds, including North Atlantic Venture Fund, L.P. Mr. Coit is also a General Partner of North Atlantic Capital Partners, Limited Partnership, which is the General Partner of North Atlantic Venture Fund. Previously, Mr. Coit was President of Maine Capital Corporation and an Assistant Vice President for commercial lending of First National Bank of Boston. Mr. Coit received his B.A. from Yale University and received his M.B.A. from the Harvard Graduate School of Business Administration.

     DONALD R. HUGHES, who became a director upon the completion of the Company's initial public offering in February, 1997, retired from his previous positions as Vice Chairman, Chief Financial Officer, and director of Burlington Industries, Inc., where he had been employed for over 35 years, at the end of 1994. Mr. Hughes is currently a consultant to Burlington. Mr. Hughes is former Chairman of the Fiber, Fabric and Apparel Coalition for Trade, the former President of the American Textile Manufacturers Institute, and former Chairman of the North Carolina Citizens for Business and Industry. He is a member of the Board of Visitors of the University of North Carolina at Chapel Hill's Graduate School of Business Administration. He is also on the Board of Trustees of the Moses H. Cone Memorial Hospital in Greensboro, North Carolina. Mr. Hughes received his bachelor's and master's degrees from Harvard University.

     MAX G. PITCHER, who became a director upon the completion of the Company's initial public offering in February, 1997, is President of NEFT Inc., which manufactures oil equipment in Russia. Mr. Pitcher retired from Conoco Inc. on January 1, 1993, where he was Executive Vice President, Exploration Production, with oversight responsibility for Europe, Africa, and the former U.S.S.R. Mr. Pitcher had been with Conoco for 30 years. He was also a Senior Vice President of E.I. du Pont de Nemours and Company, Inc., the parent company of Conoco. Mr. Pitcher received his bachelor's and master's degrees in petroleum geology from Brigham Young University and his Ph.D. in geology from Columbia University. He is a member of the American Association of Petroleum Geologists (AAPG) and currently serves on AAPG's industry liaison committee.

     DAVID E. SHARPE has been employed in management or executive positions for Vetrotex CertainTeed Corp. and its affiliates for more than 22 years, most recently serving since 1989 as Vice President of Sales and Marketing of Vetrotex. Vetrotex is a stockholder of the Company and a major supplier of raw materials thereto. Mr. Sharpe is a member of the Board of the Composites Institute of the Society of the Plastics Industry, Inc. He holds a B.S. in biology and chemistry from Otterbein College in Westerville, Ohio and an M.B.A. in finance and economics from New York University.

     PETER N. WALMSLEY has been for more than the past five years, one of two general partners of AMT Associates Ltd., which is the sole general partner of both AMT Venture Partners, Ltd. and JHAM Limited Partnership, which are venture capital funds and former stockholders of the Company. During the past five years he has been President and 50% owner of AMT Management, Inc., and also for the last three years, President and sole owner of Newton Delaware, Inc., corporations which manage the two funds. Mr. Walmsley was previously Manager, Acquisitions & Divestitures, in the Corporate Plans Department at E.I. du Pont de Nemours and Company, Inc., where he was also responsible for corporate venture capital activities. Mr. Walmsley received his Ph.D. in chemical engineering at Manchester University in England.

            INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

MEETINGS

     The Company's Board of Directors held six (6) meetings during fiscal year 1997. The Board has standing audit and compensation committees; there is no nominating committee. All directors attended more than 75% of all meetings of the Board and of the committees of which they were members.

AUDIT COMMITTEE

     The Audit Committee currently consists of three members: William M. Dubay, Donald R. Hughes and Max G. Pitcher. The Audit Committee meets with the Company's auditors and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, and reviews the independence of the independent accountants and the adequacy and effectiveness of the Company's internal accounting controls. The Audit Committee held two (2) meetings in fiscal year 1997.

COMPENSATION COMMITTEE

     The Compensation Committee establishes the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and considers and approves or modifies the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000. The Compensation Committee currently consists of three members: David E. Sharpe, Donald R. Hughes and Max G. Pitcher. The Compensation Committee held five (5) meetings in fiscal year 1997.

COMPENSATION OF DIRECTORS

     All directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings or otherwise in the performance of their services as a director. Directors who are not employees of the Company or affiliated with or related to a principal stockholder of the Company ("outside directors"), currently Messrs. Hughes and Pitcher, each receive an annual retainer of $6,000, payable quarterly, and a fee of $1,000 for each Board or committee meeting attended; provided, however, that compensation for a committee meeting held in conjunction with a Board meeting is set at $500. The foregoing compensation to the outside directors may be paid in shares of Common Stock, based on the fair market value of the Common Stock on the date of the quarterly payment or meeting at issue. Each of Messrs. Hughes and Pitcher received 642 shares of Common Stock in lieu of cash compensation in fiscal year 1997. Furthermore, each of Messrs. Hughes and Pitcher received, at each of their elections to the Board in February 1997, an issuance of 500 shares of Common Stock and a grant of an option to purchase 4,500 shares of Common Stock, exercisable at the fair market value at time of grant, which option vests in three equal tranches over a three year period so long as he remains a director. In October 1997, each of Messrs. Hughes and Pitcher received an additional 500 shares of Common Stock in connection with their elections to the Board. In February 1998, the Board voted to issue to each of Messrs. Hughes and Pitcher an additional 500 shares of Common Stock. No other directors receive any compensation for performance of their services as directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning the executive officers of the Company who are not also directors. The executive officers of the Company are elected annually by the Board of Directors following the Annual Meeting of Stockholders and serve at the discretion of the Board.

                NAME                   AGE               POSITION WITH COMPANY
                ----                   ---               ---------------------
Robert R. Fuller.....................  41   Vice President, Sales
Alan M. Chesney......................  42     Interim Chief Financial Officer and Treasurer(1)
Thomas L. Wallace....................  45   Vice President, Manufacturing
Peter L. DeWalt......................  61   President, Advanced Textiles, Inc.

---------------

(1) John P. O'Sullivan served as Chief Financial Officer and Treasurer of the Company during fiscal year 1997.

     ROBERT R. FULLER has served as Vice President, Sales, since 1993 and has been with the Company since 1990. Mr. Fuller received his B.S. in engineering-naval architecture from the University of Michigan in Ann Arbor. Prior to his employment with the Company, Mr. Fuller founded and was Chief Executive Officer of Advanced Sail Concepts, a ship design firm located in Massachusetts and North Carolina. He has also served as a naval architect and project manager with General Dynamics in Quincy, Massachusetts.

     ALAN M. CHESNEY has served as Interim Chief Financial Officer and Treasurer of the Company since February 1998. Prior to joining the Company, Mr. Chesney served as Vice President of Commercial Lending in the Asset Based Lending Division of Fleet Bank of Maine from 1991 to 1994. From 1994 to 1996, Mr. Chesney served as Sales Operations Manager of the Company, and during 1997 he served as Business Information Manager of the Company. Mr. Chesney received his Bachelor's Degree in Business Administration from the University of Massachusetts.

     THOMAS L. WALLACE has served as Vice President, Manufacturing since January 1994. Prior thereto he was Manufacturing Manager for Personal Electronics in Manchester, N.H. from March 1992 through December 1993, Director of Quality Assurance for AM Technologies in Manchester, N.H. from August 1991 until March 1992 and Director of Operations for Summa Four, also in Manchester, N.H. from May 1983 until August 1991. Mr. Wallace received his B.S. in business management from Franklin Pierce College and has completed various M.B.A. courses at the University of New Hampshire.

     PETER L. DEWALT has been President of Advanced Textiles, Inc., a wholly owned subsidiary of the Company, since 1985. Mr. DeWalt was a co-founder of ATI, and was previously employed for over two decades by PPG Industries, Inc., in various executive positions in manufacturing, technical service, product development, sales and marketing. Mr. DeWalt is a graduate of Waynesburg College.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information as of April 1, 1998, to the best of the Company's knowledge, regarding beneficial ownership of Common Stock of each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director and each "named executive officer" (as defined in Item 402 of Regulation S-K), certain other executive officers, as disclosed above, and all directors and executive officers as a group.

                       NAME OF OWNER+                         NUMBER(1)    PERCENT(1)
                       --------------                         ---------    ----------
David E. Sharpe(2)..........................................    713,746      13.8%
  Director
Vetrotex CertainTeed Corp.(2)...............................    713,746      13.8%
David M. Coit(3)............................................         --         --
  Director
Peter N. Walmsley(4)........................................      1,000        *
  Director
Martin S. Grimnes(5)........................................    310,670       5.9%
  Chairman, Chief Executive Officer and Director
William M. Dubay(6).........................................    115,020       2.2%
  President, Chief Operating Officer and Director
Robert Fuller(7)............................................     63,140       1.2%
  Vice President, Sales
Donald R. Hughes(8).........................................      3,642        *
  Director
Max G. Pitcher(9)...........................................      3,642        *
  Director
Alan M. Chesney(10).........................................      6,335        *
  Interim Chief Financial Officer and Treasurer
Thomas L. Wallace(11).......................................     33,140        *
  Vice President, Manufacturing
Peter L. DeWalt(12).........................................     10,650        *
  President, Advanced Textiles, Inc.
Montgomery Asset Management, LLC/...........................    290,300       5.6%
  Montgomery Micro Cap Fund(13)
Wellington Management Company, LLP(14)......................    307,000       6.0%
All Directors and Executive Officers as a group (11
  persons)..................................................  1,260,985      22.9%

---------------

   + The address of Messrs. Sharpe, Coit, Walmsley, Grimnes, Dubay, Fuller,
     Hughes, Pitcher, Chesney, Wallace, and DeWalt, is c/o Brunswick Technologies, Inc., 43 Bibber Parkway, Brunswick, ME 04011. The address of Vetrotex CertainTeed Corp. is 750 E. Swedesford Road, Valley Forge, PA 19482. The address of Montgomery Asset Management, LLC and Montgomery Micro Cap Fund is 101 California Street, San Francisco, CA 94111. The address of Wellington Management Company, LLP is 75 State Street, Boston MA 02109.

   * Less than 1% of the outstanding shares of Common Stock.

 (1) For the purpose of this table, shares of Common Stock, which to the Company's knowledge, an individual or group has a right to acquire within sixty (60) days upon the exercise of options or warrants, are deemed outstanding for the purposes of computing the approximate number and percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other individual or group shown in the table. This table does not include an approximate aggregate amount of 18 shares of Common Stock held by the executive officers of the Company through the Company's 401(k) plan.

 (2) Includes 713,746 shares of Common Stock beneficially owned by Vetrotex CertainTeed Corp. ("Vetrotex"). Mr. Sharpe, a director of the Company, is the Vice President, Sales and Marketing, of Vetrotex. Mr. Sharpe disclaims beneficial ownership of shares held or beneficially owned by Vetrotex.

 (3) Mr. Coit does not beneficially own any shares of the Company's Common
     Stock.

 (4) Includes 1000 shares of Common Stock.

 (5) Includes 181,300 shares of Common Stock and 129,370 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

 (6) Includes 115,020 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

 (7) Includes 63,140 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

 (8) Includes 2,142 shares of Common Stock and 1,500 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

 (9) Includes 2,142 shares of Common Stock and 1,500 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

(10) Includes 3,000 shares of Common Stock and 3,335 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

(11) Includes 300 shares of Common Stock and 32,840 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

(12) Includes 10,350 shares of Common Stock and 300 shares of Common Stock subject to options exercisable within 60 days of April 1, 1998.

(13) Includes 290,300 shares of Common Stock of which the beneficial owners have sole voting power and sole dispositive power. The information with respect to the beneficial owners has been taken from the beneficial owners'
     Schedule 13G jointly filed with the Commission on February 5, 1998.

(14) Includes 307,000 shares of Common Stock of which the beneficial owner has shared voting power and shared dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's
     Schedule 13G filed with the Commission on February 9, 1998.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and to consider and approve or modify the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000.

     The compensation policy of the Company for its executive officers is based on the following principles:

        - the compensation program should support the strategic and financial objectives of the Company by rewarding its executive officers for regular and significant improvement in earnings and increase in the value of the Company's Common Stock;

        - the compensation program should reflect the highly competitive nature of the industry in which the Company operates, and the fact that the key executives throughout the industry are known to each other; and

        - an important part of the compensation program is to provide performance-based incentives to executive officers by way of equity ownership so that, with successful performance and the consequent increase in the value of the Company, their interests become more and more aligned with those of the owners of the Company's Common Stock.

     The Company is a leading developer and producer of engineered reinforcement fabrics used in the fabrication of composite materials. The Company's technologically advanced stitchbonding equipment and processes prepare fabrics which are used in the construction of such diverse items as boats, skis, diving boards, protective helmets and ballistic armor applications, car and truck parts, and industrial tanks and pipes. As a result of their superior features, composite reinforcement fabrics are increasingly demanded by a growing number of industries and applications, including transportation, infrastructure, recreation, petro-chemical and construction. There are competitors which the Company believes have significant shares of these markets, and are known to the members of the Committee, whose experience in the industry is extensive.

     The Chief Executive Officer's salary, bonus and, when granted, options to purchase stock of the Company, are determined annually by the Committee based on the Committee's subjective evaluation of a variety of factors, each of which is weighted, again subjectively, by each member of the Committee according to his own experience and background. Among the criteria used by each member of the Committee in making his evaluation of the appropriate compensation of the Chief Executive Officer are:

        - the compensation of the chief executives of competitive entities;

        - his influence on the performance of the Company through his leadership, management, financial and/or sales skills;

        - his ability to work with, influence and effectuate the policies of the Board of Directors;

        - his skill in long range planning for the Company's future growth and activities; and

        - the manner in which he positions the Company to succeed in what has been in recent years a very competitive market.

     These criteria are used by the members of the Committee in determining each element of compensation. There is no specific relationship between the performance of the Company and the compensation of the executive officers, although, with respect to bonuses and stock options, performance of the Company is given more weight by the Committee than the other criteria. The Committee believes that the total compensation program for executives of the Company is on a level with the compensation programs provided by other companies facing similar challenges.

     The salary shown in the Summary Compensation Table represents the fixed portion of compensation for each named executive officer for the year. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the Company's industry.

     In 1997, the 1997 base salary for the Chief Executive Officer was increased by 18%. In addition, increases for the other named executive officers ranged from 6%-15%. In 1998, the 1998 salaries were increased by 7%. These changes were felt to be necessary to bring the base salaries of the key executives more in line with competitive salaries for similar positions.

     In order to provide what the Committee believes to be appropriate and continuing long-term incentives to these named executive officers, and in order to align more fully the interests of the stockholders and the named executive officers, the Company granted new options for 11,250 shares in the aggregate to the named executive officers in 1997. As these options were granted with exercise prices equal to the market value of the Common Stock on the grant date, they provide incentive for the creation of stockholder value over the long term since their full benefit cannot be realized unless there occurs over time an appreciation in the price of the Common Stock. The Committee considers the number of shares to be an appropriate incentive for the named executive officers to continue to focus on building stockholder value.

     The Committee has reviewed the potential consequences for the Company of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of the employing company.

Based on such review, the Committee believes that the limitation had no effect on the Company in 1997 nor will it have any effect on the Company in 1998.

                                            Respectfully submitted,

                                            David E. Sharpe, Chairman
                                            Donald R. Hughes
                                            Max G. Pitcher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of David E. Sharpe, Donald R. Hughes and Max G. Pitcher, none of whom are or have been officers or employees of the Company or any of its subsidiaries. Mr. Sharpe is the Vice President of Sales and Marketing of Vetrotex CertainTeed Corp.("Vetrotex"), a stockholder of the Company and major supplier of raw materials thereto. In March 1992, Vetrotex loaned the Company $300,000, on an interest-free basis, to finance the purchase and modification of one stitchbonding machine. Vetrotex obtained a purchase money security interest in the machine. The Company repaid the loan in full during fiscal year 1997.

     Prior to the Company's initial public offering in February 1997, Martin S. Grimnes, Chairman and Chief Executive Officer, served on the Compensation Committee of the Board of Directors. Mr. Grimnes no longer serves on the Compensation Committee.

     None of the executive officers of the Company have served on the board of directors or compensation committee of any other entity that has had any of such entity's executive officers serve on the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In 1996, as part of the Company's acquisition of Advanced Textiles, Inc. ("ATI"), ATI and Peter L. DeWalt entered into a two-year employment agreement (the "Agreement") pursuant to which Mr. DeWalt continues to serve, as of October 30, 1996, as President of ATI. Mr. DeWalt receives a base salary of $125,000. On October 30, 1997 ATI paid Mr. DeWalt a performance bonus of $40,000 pursuant to the Agreement, based on the Compensation Committee's determination that, in its discretion, Mr. DeWalt performed satisfactorily in connection with the integration of the operations of ATI with those of the Company. Mr. DeWalt will also be eligible for a bonus of up to $40,000 on October 30, 1998, on the same terms. Upon the successful completion of the Agreement's two-year term, the Company will issue to Mr. DeWalt an additional 5,350 shares of Common Stock. Mr. DeWalt also received, pursuant to the Agreement, an option to purchase 9,900 shares of Common Stock at an exercise price of $9.50 per share, which option vests on October 30, 1998.

     There are no employment contracts or change-in-control arrangements in place for the other executive officers of the Company.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company (the "named executive officers," as defined in Item 402 of Regulation S-K) during the fiscal years ended December 31, 1996 and December 31, 1997 (the Company has completed only two fiscal years following its initial public offering):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                ----------------
                                           ANNUAL COMPENSATION                       AWARDS
                             ------------------------------------------------      ----------
                              FISCAL                                               SECURITIES
                               YEAR                            OTHER ANNUAL        UNDERLYING         ALL OTHER
                              ENDED    SALARY(1)    BONUS    COMPENSATION(2)    OPTIONS/SARS(3)    COMPENSATION(4)
NAME AND PRINCIPAL POSITION  DEC. 31      ($)        ($)           ($)                (#)                ($)
---------------------------  -------   ---------    -----    ---------------    ---------------    ---------------
Martin S. Grimnes              1997     134,993       170             --             5,000               7,359
  Chairman and Chief           1996     109,824     7,936             --                --               4,509
  Executive Officer
William M. Dubay               1997     123,879     1,453        131,025             3,750              11,980
  President and Chief          1996     122,599     4,137             --                --               4,570
  Operating Officer
Robert R. Fuller               1997     112,637       170        270,855             2,500               8,222
  Vice President, Sales        1996      98,736     4,919             --                --               9,212

---------------

(1) Amounts shown indicate cash compensation earned and received by executive officers. Amounts shown also include sums for accrued but unused vacation time.

(2) Amounts shown reflect the difference between the aggregate exercise price of options exercised during the period, and the aggregate fair market value of the shares of Common Stock issued upon such exercises, as of the date of issuance.

(3) Amounts shown reflect grants of options to purchase Common Stock pursuant to the Company's stock option plans.

(4) Amounts shown reflect payments for automobile expenses, health and life insurance, and memberships (where applicable).

OPTION/SAR GRANTS TABLE

     Set forth below is an Option/SAR Grants table concerning individual grants of stock options and SARs made during the last completed fiscal year to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                             ----------------------------------------------------------          VALUE AT
                              NUMBER OF     PERCENT OF TOTAL                                  ASSUMED ANNUAL
                              SECURITIES      OPTIONS/SARS                                    RATES OF STOCK
                              UNDERLYING       GRANTED TO                                   PRICE APPRECIATION
                             OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR                  FOR OPTION TERM (1)
                               GRANTED      FISCAL YEAR (2)    BASE PRICE    EXPIRATION    ---------------------
           NAME                  (#)              (%)            ($/SH)       DATE(3)       5%($)        10%($)
           ----              ------------   ----------------   -----------   ----------     -----        ------
Martin S. Grimnes..........     5,000             .10             9.50        2/10/07       29,850       75,700
  Chairman and Chief
  Executive Officer
William M. Dubay...........     3,750             .08             9.50        2/10/07       22,388       56,775
  President and Chief
  Operating Officer
Robert R. Fuller...........     2,500             .05             9.50        2/10/07       14,925       37,850
  Vice President, Sales

---------------

(1) The dollar gains under these columns result from calculations assuming hypothetical growth rates as set by the Commission and are not intended to forecast price appreciation of the Common Stock.

(2) In fiscal 1997, options to purchase a total of 48,750 shares of Common Stock were granted to employees and directors of the Company.

(3) These options vest in five (5) equal annual installments beginning one year from the date of grant. These options are subject to earlier termination upon certain events related to termination of employment.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table Set forth below is a table concerning each exercise of stock options (or tandem SAR's) and freestanding SARs during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                       SECURITIES                VALUE OF
                                                                       UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED              IN-THE-MONEY
                                         SHARES                       OPTIONS/SARS             OPTIONS/SARS
                                        ACQUIRED       VALUE     AT FISCAL YEAR-END(#)    AT FISCAL YEAR-END($)
                                           ON        REALIZED         EXERCISABLE/             EXERCISABLE/
                NAME                   EXERCISE(#)      ($)          UNEXERCISABLE           UNEXERCISABLE(1)
                ----                   -----------   --------    ---------------------    ---------------------
Martin S. Grimnes,...................         --           --        129,370/10,930         1,822,631/111,318
  Chairman and Chief Executive
  Officer
William M. Dubay,....................      7,500      131,025        115,020/ 7,950         1,627,361/ 80,245
  President and Chief Operating
  Officer
Robert R. Fuller,....................     15,504      270,855         63,140/ 5,960           863,690/ 62,146
  Vice President, Sales

---------------

(1) In-the-money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On December 31, 1997, the fair market value of the Company's Common Stock underlying the options (as determined by the closing price reported on the Nasdaq National Market) was $14.625. The dollar value of the unexercised options is calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at fiscal year end.

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. companies) and a "peer group" selected by management of the Company. The peer group selected for inclusion in this proxy statement includes Zoltek Companies, Inc. (Nasdaq symbol "ZOLT"), XXYS Technologies, Inc. (Nasdaq symbol "XSYS"), Hexcel Corporation (New York Stock Exchange symbol "HXL"), and Owens Corning (New York Stock Exchange symbol "OWC") (collectively, the "Peer Group Companies"). The Peer Group Companies were selected because they are frequently utilized as a basis for comparison with the Company. The returns for each company were weighted according to each issuer's market capitalization. The Performance Graph shows total return on an investment of $100 for the period beginning February 5, 1997 (the date of the Company's initial public offering) and ending December 31, 1997 (the Company's fiscal year end). The graph assumes reinvestment of dividends, if any. The graph is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       AMONG BRUNSWICK TECHNOLOGIES, INC.
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                          [PERFORMANCE GRAPH OMITTED]

                                     LEGEND

         CUMULATIVE TOTAL RETURNS FOR:                                 PERIOD ENDED:
         -----------------------------            --------------------------------------------------------
                                                  02/05/97    03/31/97    06/30/97    09/30/97    12/31/97
Brunswick Technologies, Inc.....................  100.00       95.00        93.75      160.00      146.25
Peer Group Index................................  100.00       87.29        96.50      109.72       86.53
Nasdaq Market Index.............................  100.00       88.47       104.67      122.03      114.34

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     David E. Sharpe, a member of the Board of Directors and a member of the Compensation Committee, is the Vice President of Sales and Marketing of Vetrotex CertainTeed Corp. ("Vetrotex"), a stockholder of the Company and a major supplier of raw materials thereto. In March 1992 Vetrotex loaned the Company $300,000, on an interest-free basis, to finance the purchase and modification of one stitchbonding machine. Vetrotex obtained a purchase money security interest in the machine. The Company repaid the loan in full during fiscal year 1997.

     In October 1996 the Company acquired all of the capital stock of Advanced Textiles, Inc. ("ATI") from Burlington Industries, Inc. and Peter L. DeWalt. Mr. DeWalt, who was the President of ATI and held capital stock of ATI equal to less than 1% of the outstanding capital stock of ATI, received 5,350 shares of Common Stock of the Company in connection with the sale of his interest in ATI to the Company. Mr. DeWalt continues in his position as President of ATI pursuant to an employment agreement, the terms of which are described elsewhere in this Proxy Statement.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1998. In accordance with a resolution of the Board of Directors, this selection is being presented to the stockholders for ratification at the meeting.

     Coopers & Lybrand L.L.P. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be given the opportunity to make a statement on behalf of Coopers & Lybrand L.L.P. if they so desire. The representatives also will be available to respond to questions raised by those in attendance at the meeting.

     Proxies solicited by management will be voted for ratification of the selection of Coopers & Lybrand L.L.P. unless stockholders specify otherwise. As discussed at the beginning of this proxy statement, the affirmative vote of a majority of the outstanding shares of Common Stock is required to ratify the selection of Coopers & Lybrand L.L.P. Ratification of this appointment is not, however, required. If the selection is not ratified by the stockholders, the Board of Directors will not change the appointment for fiscal year 1998, but will consider the stockholder vote in appointing auditors for fiscal year 1999.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' RATIFICATION OF COOPERS & LYBRAND L.L.P.

                                 OTHER MATTERS

     As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders, which is currently scheduled to be held on May 13, 1999, must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 43 Bibber Parkway, Brunswick, Maine, 04011, on or before December 16, 1998. Any stockholder desiring to submit a proposal should consult applicable rules and regulations of the Securities and Exchange Commission and the Company's Bylaws.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Each of Messrs. Pitcher and Hughes filed an untimely Form 5 to report
(1) the receipt of 642 shares of Common Stock in lieu of cash compensation for the attendance of Board and committee meetings in fiscal year 1997 and (2) the receipt in October 1997 of an additional 500 shares of Common Stock in connection with their elections to the Board.

                            ------------------------

     THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR FISCAL YEAR 1997 IS BEING MAILED SIMULTANEOUSLY HEREWITH AND CONTAINS THE FINANCIAL STATEMENTS OF THE COMPANY.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 1997 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO MARTIN S. GRIMNES, CHIEF EXECUTIVE OFFICER, BRUNSWICK TECHNOLOGIES, INC., 43 BIBBER PARKWAY, BRUNSWICK, MAINE, 04011.

                            ------------------------

                             DATED: APRIL 16, 1998


-----
  X      PLEASE MARK VOTES
-----    AS IN THIS EXAMPLE
                                                                                                                  With-     For All
       --------------------------------                            1.  Election of Directors.            For       hold      Except
                  BRUNSWICK                                                                              [  ]      [  ]       [  ]
              TECHNOLOGIES, INC.                                       MARTIN S. GRIMNES
       --------------------------------                                WILLIAM M. DUBAY
                                                                       DAVID M. COIT
                                                                       DONALD R. HUGHES
                                                                       MAX G. PITCHER
                                                                       DAVID E. SHARPE
                                                                       PETER N. WALMSLEY

                                                                       NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line
                                                                       through that nominee's name. Your shares shall be voted for the remaining nominees.

                                                                                                         For     Against     Abstain
        RECORD DATE SHARES:  _________                             2.  Ratification of the appointment   [  ]     [  ]        [  ]
                                                                       of Coopers & Lybrand LLP
          [Name and Address                                            as independent auditors of the
          of Shareholder]                                              Company.

                                                                   3.  In his discretion, the Proxy is authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

                                              ------------------
                                              Date                 Mark box at right if an address change or comment has been noted
Please be sure to sign and date this Proxy                         on the reverse side of this card.     [  ]
----------------------------------------------------------------


Stockholder sign here                  Co-owner sign here
----------------------------------------------------------------


--------------------------------------------------------------------------------
DETACH CARD                                                         DETACH CARD

                                   BRUNSWICK
                               TECHNOLOGIES, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 13, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Brunswick Technologies, Inc.


                        [Name and Address of Shareholder]

                          BRUNSWICK TECHNOLOGIES, INC.
                                43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 13, 1998
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, revoking all prior proxies, hereby appoints Martin S. Grimnes as Proxy, with full power of substitution for and on behalf of the undersigned at the 1998 Annual Meeting of Stockholders of BRUNSWICK TECHNOLOGIES, INC. to be held at the Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine 04106, on Wednesday, May 13, 1998, at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said Proxy to vote in accordance with his judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


    -----------------------------------------------------------------------
---- PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ---- ENCLOSED ENVELOPE.
    ------------------------------------------------------------------------
        Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an
            authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------



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